EXHIBIT 10.17

AMENDED AND RESTATED

PLAINS EXPLORATION & PRODUCTION COMPANY

LONG-TERM RETENTION AGREEMENT

THIS AGREEMENT (“Agreement”) is made by and between Plains Exploration & Production Company (the “Company”) and John F. Wombwell (“Executive”) effective the 8th day of August, 2005 pursuant to the terms of the Plains Exploration & Production Company Executives’ Long-Term Retention and Deferred Compensation Plan (the “Plan”), and the Plains Exploration & Production Company 2004 Stock Incentive Plan as amended from time to time, or any successor plan (the “2004 Stock Plan”), which are incorporated herein by reference. Terms used but not defined herein have the meanings assigned to them in the Plan.

WHEREAS, effective as of June 9, 2004, Executive received an award of two hundred and fifty thousand (250,000) Restricted Stock Units (the “2004 Award”);

NOW THEREFORE, the parties agree as follows:

1. As of the last day of the calendar quarter in which Executive becomes fully Vested in the 2004 Award, Executive shall have credited to his Account under the Plan thirty-three thousand (33,000) Restricted Stock Units subject to the terms of the Plan and the 2004 Plan (the “Initial Award Date”). Additional awards of thirty-three thousand (33,000) Restricted Stock Units shall be credited to Executive’s Account on each of the first and second anniversaries of the Initial Award Date; provided, however, that the number of Restricted Stock Units Executive shall be entitled to have credited to his Account on each such date shall increase to fifty thousand (50,000) effective as of the first credit date (each, an “Annual Credit Date”) immediately following the date that the closing price per share of the Company’s common stock equals or exceeds $75.84 on any ten out of twenty consecutive trading days on the New York Stock Exchange or such other exchange or market on which the shares primarily trade. If Executive is still employed by the Company on the third anniversary of the Initial Award Date (the “Second Award Date”), an additional 33,000 Restricted Stock Units (or 50,000 Restricted Stock Units if the annual amount of Restricted Stock Units shall have increased to 50,000 as provided above) shall be credited to Executive’s Account on such Second Award Date and on each of the first and second anniversaries of such Second Award Date. If Executive is still employed by the Company on the third anniversary of the Second Award Date (the “Third Award Date”), an additional 33,000 Restricted Stock Units (or 50,000 Restricted Stock Units if the annual amount of Restricted Stock Units shall have increased pursuant to the terms of Paragraph 1 above) shall be credited to Executive’s Account on such Third Award Date and on each of the first and second anniversaries of such Third Award Date. If Executive is still employed by the Company on the third anniversary of the Third Award Date (the “Fourth Award Date”), an additional 33,000 Restricted Stock Units (or 50,000 Restricted Stock Units if the annual amount of Restricted Stock Units shall have increased to 50,000 as provided above) shall be credited to Executive’s Account on such Fourth Award Date. The Initial Award Date, the Second Award Date, the Third Award Date and the Fourth Award Date shall each be referred to herein as an “Award Date.” Awards hereunder shall be made under the Company’s 2004 Stock Plan or, if sufficient shares of Common Stock are not available under such plan, such other plan or plans that the Company hereby agrees to adopt and to make all required filings, obtain all approvals and take all other required regulatory actions, as soon as administratively feasible, in order to make the foregoing awards or the economic equivalent thereto. Each date on which Restricted Stock Units are credited to Executive’s Account, including any Award Date shall be referred to as an “Annual Credit Date.”

2. The Restricted Stock Units credited to Executive’s Account on each of the first six Annual Credit Dates shall become Vested in full at 11:59 p.m. on the fifth (5th) anniversary of each such Annual Credit Date. The Restricted Stock Units credited to Executive’s Account on the seventh (7th), eighth (8th), ninth (9th) and tenth (10th) Annual Credit Dates shall become Vested in full on the fourth (4th), third (3rd), second (2nd) and first (1st) anniversaries of each such Annual Credit Date, respectively (each such Vesting date, a “Retention Award Vesting Date”). Except as set forth in this Agreement, the Plan or the 2004 Stock Plan, Executive must be an employee of the Company (or any parent or subsidiary) on a Retention Award Vesting Date for the applicable Restricted Stock Units to become Vested.

3. Except as otherwise provided in paragraph 4 below, if Executive ceases to be employed by the Company (or any parent or subsidiary) for any reason at any time prior to any Annual Credit Date or Retention Award Vesting Date, no further credits will be made to Executive’s Account and any unvested Restricted Stock Units shall be automatically forfeited upon such cessation of employment.

4. In the event of a Change in Control, Executive’s Account shall be immediately credited with all the Restricted Stock Units that could be credited to Executive’s Account on each of the ten Annual Credit Dates under this Agreement and shall be fully Vested. In the event of Executive’s death or Disability or termination of Executive’s employment without Cause or for Good Reason, both as defined under Executive’s employment agreement with the Company dated as of June 9, 2004, Executive’s Account shall be immediately credited with the Restricted Stock Units that would be credited to Executive’s Account on each Annual Credit Date prior to the next Award Date and shall be fully Vested. The amount so credited to Executive’s Account shall then be contributed by the Company in cash, Common Stock or other property to the Trust created under the Plan to be held by the trustee of such Trust until paid according to the terms of this Agreement, to Executive.

5. Absent a Payment Date change by Executive to a later date or dates, the Payment Date with respect to the portion of Executive’s Account applicable to the Vested Restricted Stock Units granted pursuant to this Agreement shall be the earlier of

(i) the tenth anniversary of the Initial Credit Date;

(ii) death of the Executive;

(iii) Disability of the Executive;

(iv) six months (or such shorter period as may be permitted pursuant to regulations or interpretations of Section 409A of the Code) following the date of Executive’s separation from service with the Company (i) following a termination without Cause or for Good Reason (both as defined in Executive’s employment agreement with the Company dated as of June 9, 2004) or (ii) occurring at any time following a Change in Control where James C. Flores is not the Chief Executive Officer of the Company and Executive does not report directly to James C. Flores; or

(v) occurrence of an unforeseeable emergency (within the meaning of Section 409A of the Code).

6. Payment hereunder shall be in a lump sum no later than 2-1/2 months after the Payment Date. Executive may elect to change the applicable Payment Date in accordance with the terms of section 3.7(b) of the Plan.

7. Subject to the provisions of section 3.10 of the Plan, Restricted Stock Units shall be credited to Executive’s Account pursuant to the terms of the Plains Exploration & Production Company 2004 Stock Incentive Plan as amended from time to time or any successor plan of the Company. If, for any reason, Restricted Stock Units may not be credited to Executive’s Account pursuant to the 2004 Stock Incentive Plan or any successor plan of the Company as of any Annual Credit Date, an amount of cash equal to the Fair Market Value of the Restricted Stock Units shall be credited to Executive’s Account as of such date pursuant to the provisions of section 3.10 of the Plan.

8. In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of Restricted Stock Units credited and to be credited to Executive’s Account pursuant to this Agreement shall each be proportionately adjusted to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Company shall make appropriate adjustments to the number of Restricted Stock Units credited and to be credited to Executive’s Account to give effect to such transaction; provided that such adjustments shall only be such as are necessary to preserve, without increasing, the value of such units. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Company shall be authorized to issue or assume units by means of substitution of new units, as appropriate, for previously issued units or an assumption of previously issued units as part of such adjustment.

9. Tax withholding shall be made in accordance with the terms of the Plan.

IN WITNESS WHEREOF, the parties hereto have signed this to be effective as of the last date of signature.

PLAINS EXPLORATION & PRODUCTION COMPANY

By:		Date:
James C. Flores Chairman, President and Chief Executive Officer

EXECUTIVE

Date:
John F. Wombwell